Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF ESPORTS

ENTERTAINMENT GROUP, INC.

On July 31, 2020, Esports Entertainment Group, Inc (“Esports” or the “Company”) entered into a stock purchase agreement with AHG Entertainment, LLC (“AHG”), to acquire 100% of the outstanding membership interest of LHE Enterprises Limited (“LHE”) and its subsidiaries. As consideration for LHE, the Company (i) paid AHG $1,250,000 in cash (the “Cash Purchase Price”) of which $500,000 was previously paid; (ii) issued to AHG 650,000 shares of common stock of the Company (the “Consideration Shares”); and (iii) issued to AHG warrants to purchase up to 1,000,000 shares of common stock of the Company at an exercise price of $8.00 per share (the “Consideration Warrants” together with the Cash Purchase Price and the Consideration Shares the “Purchase Price”). The Consideration Warrants are exercisable for a term of three (3) years.

The allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, based on their respective fair values, requires extensive use of accounting estimates and judgments. The more significant assumptions included determining the timing of projected revenues, estimating future cash flows, and developing appropriate discount rates. Preliminary estimates have been used, such estimates are subject to change during the measurement period as such estimates, analysis and valuations are finalized.

The following unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statement of operations is based on the separate historical balance sheet and statement of operations of Esports and LHE after giving effect to the acquisition and related financing and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statement of operations. The unaudited pro forma combined condensed balance sheet as of June 30, 2020 and the unaudited pro forma combined condensed statement of operations for the year ended June 30, 2020 is presented as if the acquisition had occurred on July 1, 2019 and combines the historical results of Esports and LHE for year ended June 30, 2020. The historical financial results have been adjusted to give effect to pro forma events that are i) directly attributable to the acquisition, ii) factually supportable, and iii) expected to have a continuing impact on the combined results of the companies.

The unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statement of operations is provided for informational purposes only. The unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statement of operations is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of the Company. Furthermore, no effect has been given in the unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statement of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed statement of operations should be read together with the accompanying notes to the unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statement of operations, the historical consolidated financial statements of Esports and accompanying notes included in the Esports Annual Report on Form 10-K for the year ended June 30, 2020, the historical financial statements of LHE and accompanying notes for the year ended June 30, 2020, and the historical unaudited financial statements of LHE and accompanying notes for the six months ended June 30, 2019, included in Exhibit 99.1 to this Current Report on Form 8-K/A. The financial information included in the unaudited pro forma combined condensed financial statements is prepared in accordance with accounting principles generally accepted in the United States of America.

Esports Entertainment Group, Inc.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

	Historical				Pro Forma
	As of June 30, 2020
	eSports	LHE	Adjustments		Combined Balance Sheet
ASSETS

Current assets
Cash	$12,353,307	$54,872	$(772,222)	(A)	$11,635,957
Deposit on business acquisition	500,000	-	(500,000)	(A)	-
Prepaid expenses and other current assets	263,345	1,130,174	-		1,393,519
Total current assets	13,116,652	1,185,046	(1,272,222)		13,029,476

Fixed assets	8,041	67,634	-		75,675
Intangible assets	2,000	190,728	5,111,002	(B)	5,303,730
Other non-current assets	6,833	1,058,073	-		1,064,906
Goodwill	-	-	5,393,319	(C)	5,393,319

TOTAL ASSETS	$13,133,526	$2,501,481	$9,232,099		$24,867,106

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Accounts payable and accrued expenses	$1,717,746	$1,892,229	$(629,366)	(D)	$2,980,609
Due to CEO	21,658	-	-		21,658
Other current liabilities	-	1,847,283	-		1,847,283
Notes payable	-	309,825	-		309,825
Notes payable and accrued interest to related party	-	13,278,527	(13,278,527)	(D)	-

Total liabilities	1,739,404	17,327,864	(13,907,893)		5,159,375

Stockholders’ deficit
Preferred stock $0.001 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2020 and 2019, respectively	-	-	-		-
Common stock $0.001 par value; 500,000,000 shares authorized, 11,233,223 and 5,849,821 shares issued and outstanding as of June 30, 2020 and 2019, respectively	11,233	423	237	(E),(F)	11,893
Additional paid-in capital	31,803,491	122,118	9,222,784	(E),(F)	41,148,393
Equity to be issued	115,000	-	-	(F)	115,000
Accumulated other comprehensive income	-	783,990	(783,990)	(F)	-
Accumulated deficit	(20,535,602)	(15,732,914)	14,700,961	(B),(F),(G)	(21,567,555)
Total stockholders’ deficit	11,394,122	(14,826,383)	23,139,992		19,707,731

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$13,133,526	$2,501,481	$9,232,099		$24,867,106

See notes to unaudited pro forma combined financial information.

Esports Entertainment Group, Inc.

Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

(Unaudited)

	Historical					Pro Forma
	For the Twelve Months ended June 30, 2020
	eSports	LHE	Adjustments			Combined Balance Sheet

Revenue	$-	$10,866,195	$			$10,866,195
Cost of revenue	-	(5,400,137)				(5,400,137)
Gross Profit	-	5,466,058				5,466,058
Operating expenses:
General and administrative	4,049,714	6,647,178		956,953	(B),(G)	11,653,846
Total operating expenses	(4,049,714)	(1,181,120)		(956,953)		(6,187,788)

Operating loss	(4,049,714)	(1,181,120)		956,953		(6,187,788)

Interest expense	(1,995,458)	(629,366)		629,366	(D)	(1,995,458)
Net amortization of debt discount and premium on convertible debt	(1,156,877)	-		-		(1,156,877)
Change in fair market value of derivative liabilities	(2,432,302)	-		-		(2,432,302)
Loss on extinguishment of debt, net	(2,795,582)	-		-		(2,795,582)
Gain on Warrant Exchange	1,894,418	-		-		1,894,418
Impairment of intangible asset	(67,132)	-		-		(67,132)
Other income	-	65,924		-		65,924
Gain on settlement of debt	253,588	-		-		253,588
Foreign exchange gain (loss)	42	(366,755)		-		(366,713)

Loss before income taxes	(10,349,017)	(2,111,317)		1,586,319		(12,787,921)

Income tax expense	(2,398)	(1,113)				(3,511)

Net loss and comprehensive loss	$(10,351,415)	$(2,112,430)		$1,586,319		$(12,791,432)
Basic and diluted loss per common share	$(1.50)					$(1.70)
Weighted average number of common shares outstanding, basic and diluted	6,880,321			659,630	(E)	7,539,951

See notes to unaudited pro forma combined financial information.

Note 1 – Basis of Pro Forma Presentation

The acquisition was accounted for under the purchase method of accounting in accordance with ASC 805, with the excess purchase price over the fair market value of the assets acquired and liabilities assumed allocated to goodwill. Based on the preliminary purchase price allocation, the purchase price of $14.03 million has resulted in goodwill of $5.39 million and is primarily attributed to the synergies expected to arise after the acquisition. The $5.39 million of goodwill resulting from the acquisition is deductible for income tax purposes.

The fair value of assets acquired and liabilities assumed was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships and developed technology, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

The purchase price allocation of $14.03 million was as follows:

Purchase price:
Cash	$1,272,222
Value of common stock issued	3,857,391
Value of warrant issued	5,488,171
Value of liabilities assumed	3,419,971
Total purchase price	$14,037,755

Allocation of the purchase price:
Current operating assets, including cash of $54,872	$1,185,046
Long-term assets	1,316,435
Identifiable intangible assets	6,142,955
Goodwill	5,393,319
Total asset acquired	$14,037,755

Note 2 – Pro Forma Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma combined financial information:

(A)	To record the net cash component of the consideration paid for LHE
(B)	To record the preliminary fair values of the intangible assets acquired in connection with the Company’s acquisition of LHE and associated amortization expense as follows:

	Preliminary Fair Value	Annual Amortization	Preliminary Estimated Useful Life (in years)
Rewards program/player relationships	$2,460,798	$492,160	5
Betting platform software	2,698,968	539,794	5
Sportsnation tradename	839,189	-	Indefinite
Gaming licenses	144,000	-	Indefinite
Total preliminary fair value of intangibles	$6,142,955	$1,031,953

(C)	To record the preliminary estimate of goodwill for the Company’s acquisition of LHE. The preliminary estimate of goodwill represents the excess of purchase consideration over the estimated fair value of net tangible and identifiable intangible assets acquired. The estimate fair value of the net tangible assets acquired was based on asset balances as of June 30, 2020 and do not reflect the actual fair value adjustments that were recorded as of the acquisition date.
(D)	To eliminate LGH’s related party notes payable and related accrued interest that was terminated subsequent to June 30, 2020 at closing of the acquisition.
(E)	To record the issuance of 659,630 shares of the Company’s common stock issued as consideration for the acquisition of LGH.
(F)	To eliminate LGH’s historical members equity and deficit accounts.
(G)	To eliminate estimated acquisition related transaction costs incurred by LGH and the Company in connection with the acquisition.